As filed with the Securities and Exchange Commission on August 6, 2026

Registration No. 333-280602

Registration No. 333-275485

Registration No. 333-269265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 REGISTRATION STATEMENT NO. 333-280602

FORM S-1 REGISTRATION STATEMENT NO. 333-275485

FORM S-1 REGISTRATION STATEMENT NO. 333-269265

UNDER THE SECURITIES ACT OF 1933

ENSERVCO CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware	1311	84-0811316
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14133 County Road 91/2

Longmont, Colorado 80504

(303) 333-3678
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Murphy

Enservco Corporation

350 Terry Street, Suite 200

Longmont, Colorado 80501

(303) 333-3678

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Douglas Holod, Esq.
Maslon LLP
225 South Sixth Street, Suite 2900

Minneapolis, MN 55402

Approximate date of commencement of proposed sale to the public: Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Enservco Corporation, a Delaware corporation (the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statements on Form S-1 (the “Registration Statements”):

●

Registration Statement on Form S-1, File No. 333-280602, filed with the SEC on June 28, 2024, registering for resale by Keystone Capital Partners, LLC (“Keystone”) up to 35,000,000 shares of the Company’s common stock issuable pursuant to a Common Stock Purchase Agreement, dated as of June 11, 2024, between the Company and Keystone.

●

Registration Statement on Form S-1, File No. 333-275485, filed with the SEC on November 9, 2023, as amended on December 8, 2023 and December 19, 2023, registering for resale by the selling stockholder named therein up to 2,939,133 shares of the Company’s common stock.

●

Registration Statement on Form S-1, File No. 333-269265, filed with the SEC on January 17, 2023, as amended on February 7, 2023, February 10, 2023, February 13, 2023 and June 22, 2023, registering the offer and sale of (i) 3,900,000 shares of the Company’s common stock, (ii) pre-funded warrants to purchase 3,100,000 shares of the Company’s common stock and (iii) common warrants to purchase 7,000,000 shares of the Company’s common stock.

On November 19, 2024, the Company’s common stock was delisted from the NYSE American LLC (“NYSE American”). As a result of the delisting from NYSE American, the Company intends to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended. Therefore, any and all offerings of the Company’s securities pursuant to the Registration Statements have been terminated. The Company is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements, to remove from registration all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 6, 2026.

ENSERVCO CORPORATION

/s/ Richard A. Murphy
Richard A. Murphy
Chief Executive Officer & Chairman

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.